Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of August 26, 2021, is entered into by and between Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Cheryl Cohen, as representative of the Holders (the “Holder Representative”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (as defined herein).

RECITALS

WHEREAS, the Company, Aspen Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Aadi Bioscience, Inc., a Delaware corporation (“Aadi”), have entered into an Agreement and Plan of Merger, dated as of May 16, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Aadi (the “Merger”), with Aadi surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and subject to the conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, the parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company and Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1. Definitions; Certain Rules of Construction. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms have the meanings ascribed to them as follows:

“Acquiror” and “Acquisition” have the respective meanings set forth in Section 6.3(a).

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CVRs.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than 50% of the voting securities entitled to vote for directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

“Assignee” has the meaning set forth in Section 6.3(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Covered Agreements” means, the license agreement, dated June 24, 2018, entered into by between the Company and Gossamer Bio, Inc., as amended by the Amendment No. 1 thereto (the “License Agreement”).

“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

“CVR Payment” has the meaning set forth in Section 2.4(d).

“CVR Payment Period” means successive six-month periods, prior to the expiration of the CVR Term; provided, however that (a) the first CVR Payment Period shall commence on the date of this Agreement and shall end on the last day of the calendar quarter containing the date that is the 6 month anniversary of the date of this Agreement, and (b) the last CVR Payment Period shall commence on the first day after the full CVR Payment Period immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of the Company setting forth in reasonable detail: (a) Net Proceeds for such CVR Payment Period; (b) a description of the Gross Consideration received during such CVR Payment Period: (c) a delineation and calculation of the Permitted Deductions applicable to such CVR Payment Period; and (d) to the extent that any Gross Consideration or Permitted Deduction is recorded in any currency other than United States dollars during such CVR Payment Period, the exchange rates used for conversion of such currency into United States dollars.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means the period beginning on the date of this Agreement and ending upon the expiration or termination of this Agreement in accordance with Section 7.7.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and an entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Gross Consideration” means the sum of: (a) all cash consideration actually paid by a Third Party to, and received by, the Company or its subsidiaries during the CVR Term pursuant to any Covered Agreement (including royalty payments), plus (b) with respect to any non-cash consideration received by the Company or its subsidiaries from a Third Party during the CVR Term as consideration pursuant to any Covered Agreement, all amounts received by the Company and its subsidiaries for such non-cash consideration at the time such non-cash consideration is monetized by the Company or its subsidiaries (which amounts will be deemed to be Gross Consideration only if and when such non-cash consideration is monetized and such amounts are received by the Company or any of its Affiliates).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement or any direct or indirect successor Holder Representative designated in accordance with Section 5.3.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holder Representative and the Company, or (b) if the Holder Representative and the Company fail to make a designation, jointly by an independent public accounting firm selected by the Company and an independent public accounting firm selected by the Holder Representative.

“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.

“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, for any CVR Payment Period, Gross Consideration minus Permitted Deductions. For clarity, to the extent Permitted Deductions exceed Gross Consideration for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Consideration in subsequent CVR Payment Periods.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Party” means each of the Company, the Holder Representative or the Rights Agent.

“Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded down to the nearest whole cent).

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any unreimbursed applicable value added or sales taxes) imposed on Gross Consideration payable by the Company or any of its Affiliates to any Tax authority and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the receipt of Gross Consideration; provided that, for purposes of calculating income Taxes incurred by the Company or its subsidiaries in respect of the Gross Consideration, any such income Taxes shall be computed after reduction for any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) as of the Closing Date that are available to the maximum extent permitted by law to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code, in each case, as reasonably determined by a nationally recognized tax advisor in a manner (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company or its subsidiaries after the Closing Date or any Tax attributes of Aadi, whether generated before or after the Closing Date), assuming for this purpose that (i) the only items of gross income of the Company and its subsidiaries are the applicable items of Gross Consideration (for the avoidance of doubt, assuming that such items of Gross Consideration are taxable in the hands of Company and its subsidiaries no later than the taxable year that includes the corresponding CVR Payment), and (ii) the net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries shall only include any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its subsidiaries (owned prior to the Merger) existing as of immediately prior to the Merger for U.S. federal income tax purposes and applicable state and local income tax purposes;

(b) any Liabilities incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Covered Agreement, including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any Liabilities incurred or accrued by the Company or any of its Affiliates in connection with any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation to this Agreement or any Covered Agreement;

(d) any Losses incurred or reasonably expected to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with this Agreement or any Covered Agreement, including indemnification obligations of the Company or any of its Affiliates set forth in any Covered Agreement;

(e) any proceeds in consideration of a Covered Agreement included in the final determination of Net Cash in accordance with the Merger Agreement;

(f) any Liabilities borne by the Company or any of its Affiliates in connection with any Covered Agreement, including costs arising from the termination thereof;

(g) any Liabilities of the Company resulting from the distribution or issuance of the CVRs, including any Taxes imposed on the Company in connection thereto; provided that, any amounts deducted or withheld pursuant to Section 2.4(e) will be deemed to borne by the person in respect of whom such deduction and withholding was made and such amounts will not be treated as Permitted Deductions;

(h) any reasonable and documented out-of-pocket costs incurred by the Holder Representative pursuant to or in connection with this Agreement, including any accountant or legal fees;

(i) any Liabilities of the Company resulting from indemnification obligations to the Holder Representative pursuant to Section 5.2 of this Agreement;

(j) any Liabilities of the Company resulting from the Non-Exclusive License between the Company and the Regents of University of Colorado, effective November 1, 2016;

(k) any costs, expenses, fees or other Liabilities incurred in connection with the monetization of any non-cash assets described in the definition of Gross Consideration; and

(l) any Liabilities existing or incurred during or prior to the CVR Term that would have been required to be included in the calculation of Net Cash to the extent not taken account in the calculation of Net Cash under the Merger Agreement.

For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Covered Agreements will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received, and no longer subject to any contingency, by the Company prior to the CVR Term.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated association, partnership, joint venture or other entity.

“Record Time” has the meaning set forth in Section 2.3(e).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement or any direct or indirect successor Rights Agent designated in accordance with the applicable provisions of this Agreement.

“Third Party” means any Person other than the Company, Rights Agent or their respective Affiliates.

“Valuation Expert” has the meaning set forth in Section 2.4(d).

2. Contingent Value Rights.

2.1 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders will be the holders of the Common Stock as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.

2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. The CVRs will not be listed on any quotation system or traded on any securities exchange.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the registration of CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing all the shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4(d) below, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer any other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement and applicable law (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Holder Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Holder Representative, the Rights Agent shall promptly deliver a copy of such list to the Holder Representative.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any tax withholding required by applicable law, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4 CVR Payment and Related Procedures.

(a) No later than 45 days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which the Company or its subsidiaries receives Gross Consideration, the Company shall deliver to the Holder Representative a draft CVR Payment Statement for such CVR Payment Period for review by the Holder Representative. Following the time the amount of Gross Consideration is agreed or finally determined by the Parties pursuant to Section 2.4(d) of this Agreement and in any event within 10 Business Days, the Company and the Holder Representative shall jointly deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, the Company shall pay the Rights Agent in U.S. dollars an amount equal to 90% of Net Proceeds (if any) received with respect to the applicable CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than 20 Business Days prior to the date of the applicable payment. The Company shall be entitled to retain for its own benefit the remaining 10% of any such Net Proceeds (if any) received with respect to the applicable CVR Payment Period. For clarity, to the extent that any non-cash consideration in Gross Consideration is monetized after the end of the CVR Term, the Company will include a description of such non-cash consideration in the CVR Payment Statement for the CVR Payment Period in which it is received, and will make the applicable payment to the Rights Agent upon monetization of such non-cash consideration.

(b) All payments by the Company to the Rights Agent under this Agreement shall be made in U.S. dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the ten Business Days preceding the date of the CVR Payment Statement.

(c) The Rights Agent will promptly, and in any event within ten Business Days after receipt of a CVR Payment Statement under Section 2.4(a), send each Holder at its address set forth on the CVR Register a copy of such statement (which statement may be modified or redacted, at the reasonable request of the Company, so as to provide only the total amount of Gross Consideration, the total amount of Permitted Deductions and the ultimate Net Proceeds payable thereunder in respect of each CVR). If the Rights Agent also receives any payment under Section 2.4(a) (each, a “CVR Payment”), then within ten Business Days after the receipt of each CVR Payment, the Rights Agent will also pay to each Holder, by check mailed, first-class postage prepaid, to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s Payment Amount.

(d) Upon the Holder Representative’s reasonable request after receipt of any statement under Section 2.4(a), the Company shall promptly provide the Holder Representative with reasonable documentation to support its calculation of Net Proceeds (including any allocation applied when calculating the Gross Consideration component thereof and including its determination of the applicable fair market values), and shall make its financial personnel reasonably available to the Holder Representative to discuss and answer the Holder Representative’s questions regarding such calculations. If the Holder Representative does not agree with the Company’s calculation, and the Holder Representative and the Company fail to agree on an alternative calculation within ten Business Days after the Holder Representative requests documentation supporting the Company’s calculation, then the Company and the Holder Representative shall engage a mutually agreeable independent third party valuation expert (a “Valuation Expert”) to determine the applicable calculation. The determination of the Valuation Expert will be final and binding on the Company, the Rights Agent, the Holder Representative, the Acting Holders and each Holder, unless the Company and Holder Representative agree otherwise in writing. The Valuation Expert shall be an investment banker or other Person experienced in the valuation of pharmaceutical businesses and products, who shall not have had any material business relationship with the Company or the Holder Representative in the 36 months prior to appointment, unless the Company and the Holder Representative agree in writing to waive this requirement. If the Holder Representative and the Company fail to agree on a Valuation Expert within 30 days after determining to seek a Valuation Expert, the Holder Representative and the Company shall each designate a valuation expert, and the two such experts shall select a Valuation Expert. The Valuation Expert selected shall be entitled to apply discounted cash flow models and such other valuation models as she or he determines are appropriate under the circumstances, together with any other valuation models as may be agreed by the Holder Representative and the Company. Within ten Business Days after the selection of the Valuation Expert, each of the Company and the Holder Representative will deliver to the Valuation Expert a detailed written proposal setting forth its proposed calculation of the Net Proceeds and the Company will deliver to the Valuation Expert a copy of the applicable Third Party agreements. The Company and the Holder Representative will use reasonable efforts to cause the Valuation Expert to make a determination within 30 days after receipt of the proposals. Following its determination, the Valuation Expert shall deliver to the Company and the Holder Representative a report of her or his determination, and within 30 days after receipt of such report, the Company shall make the applicable payment to the Rights Agent. The fees charged by the Valuation Expert shall be borne 50% by the Holders (through deduction from the next one or more CVR Payments, including the CVR Payment evaluated by the Valuation Expert) and 50% by the Company.

(e) The Company shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by the Company or the Rights Agent, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The Rights Agent shall request from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. In the event the Company becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), the Company shall use commercially reasonable efforts to provide written notice to the Rights Agent.

(f) Any portion of any CVR Payment that remains undistributed to the Holders six months after the CVR Payment is received by the Rights Agent from the Company, provided that the Rights Agent has fully complied with Section 2.4(c), will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of its share of such returned CVR Payment, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable law.

(g) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two years after the applicable CVR Payment Period end (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of the Company and will be transferred to the Company or a person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither the Company nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company, a public office or a person nominated in writing by the Company.

(h) Notwithstanding the foregoing, the Company will not be obligated to make any CVR Payments unless the aggregate amount of the CVR Payments exceeds $1,000,000 in any given CVR Payment Period. If the amount of the CVR Payment is less than $1,000,000, such amount will be rolled over to the next CVR Payment Period until the amount of the CVR Payment exceeds $1,000,000. It is hereby agreed that if the amount of the CVR Payment does not exceed $1,000,000 in any given CVR Payment Period, the Company shall pay the total amount of the then unpaid CVR Payment immediately prior to the termination or expiry of this Agreement.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that there will not be any Gross Consideration that may be the subject of a CVR Payment. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its subsidiaries from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

2.7 Intended Tax Treatment. For U.S. federal income tax (and applicable state and local income tax purposes), the parties agree that (i) the distribution of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Company) by the Company to its stockholders governed by Section 301 of the Code and (ii) any CVR Payment (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of Company stock (collectively, the “Intended Tax Treatment”). The parties agree to file all tax returns and other tax reports in a manner consistent with the Intended Tax Treatment, unless a nationally recognized tax advisor approved by both the Company and the Rights Agent determines in written advice provided to the Company and Rights Agent that it is “more-likely-than-not” that such reporting is incorrect under U.S. federal income tax law.

3. The Rights Agent.

3.1 Appointment of Rights Agents; Certain Duties and Responsibilities. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its fraud, willful misconduct, bad faith or gross negligence (in each case as determined by a final, non- appealable decision of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the fraud, willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent (but not including reimbursable expenses and other charges) during the 18 months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

3.2 Certain Rights of Rights Agent

(a) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of the Company.

(b) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, bad faith, gross negligence or willful misconduct on its part (in each case as determined by a final, non-appealable decision of a court of competent jurisdiction), incur no liability and be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(c) The Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection and shall be held harmless by the Company in respect of any action taken or omitted by it hereunder in the absence of fraud, bad faith, gross negligence or willful misconduct and in reliance thereon.

(d) The permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty.

(e) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(f) The Rights Agent will have no liability and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery herof (except the due execution and deliver hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and deliver hereof by the Company); nor shall it be responsible for any breach by the Company or any other Person of any covenant or condition contained in this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s fraud, gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes. For avoidance of any doubt, any payments made by the Company under this Section 3.2(f) will be deducted from the CVR Payments.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other documented disbursements incurred in the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any of the Company, Aadi or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(k) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(l) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Aadi resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(n) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(o) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to this Agreement, including without limitation obligations under applicable regulation or law.

(p) The obligations of the Company and rights of the Rights Agent under this Section 3.2 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 45 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holder Representative, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4 Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

4. Covenants

4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

4.2 Payment. If any CVR Payment is due under Section 2.4(a), the Company will deposit the CVR Payment with the Rights Agent for payment to the Holders in accordance with Section 2.4(c).

4.3 Prohibited Actions.

(a) Notwithstanding anything to the contrary herein, the Company will not, and will cause its Subsidiaries to not, willfully and materially breach any of the material terms and conditions under any of the Covered Agreements in a manner that would reasonably be expected to be adverse to the interests of the Holders.

(b) The Company shall take no action for the principal purpose of (i) reducing the amount of any CVR Payment payable under this Agreement or (ii) restricting the Company’s ability to pay any of the CVR Payment hereunder.

4.4 Books and Records. The Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

5. The Holder Representative

5.1 Appointment of Holder Representative. The Holder Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of the Company’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

5.2 Authority. The appointment of the Holder Representative in accordance with this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Holder Representative shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holder Representative and any document executed by the Holder Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by the Company or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holder Representative shall not be responsible, and shall be indemnified by the Holders and the Company, for any loss suffered by, or liability to the Holders, arising out of this Agreement, including as a result of legal action, arising out of any act done or omitted by the Holder Representative in connection with the acceptance or administration of the Holder Representative’s duties hereunder, unless such act or omission involves fraud, bad faith, gross negligence or willful misconduct.

5.3 Successor Holder Representative. The Holder Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holder Representative for all purposes of this Agreement. The newly-appointed Holder Representative shall notify the Company, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holder Representative as set forth in such written notice. In the event that within 30 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holder Representative has been so selected, the Company shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such Person is the successor Holder Representative, and such Person shall be the successor Holder Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such next-largest-quantity Person is the successor Holder Representative, and such next-largest-quantity Person shall be the successor Holder Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 8.3, provided that no enforcement may be brought hereunder unless and until such enforcement is approved by the Acting Holders. If a successor Holder Representative is not appointed pursuant to the preceding procedure within 60 days after the Holder Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Holder Representative.

5.4 Termination of Duties and Obligations. The Holder Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 9.8, whichever is earlier.

6. Amendments

6.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.3, to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company outlined herein in a transaction contemplated by Section 6.3;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6 or (ii) following a transfer of such CVRs to the Company or its subsidiaries in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreements, provided that, in each case, such additions, eliminations or changes do not materially adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

6.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Holder Representative, the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

6.3 Effect of Amendments.

Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

7. Other Provisions of General Application

7.1 Notices to Rights Agent and the Company. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to the Rights Agent, to it at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue, Brooklyn, New York 11219

Attn: Aerpio Pharmaceuticals, Inc. CVR

Email: reorg_rm@astfinancial.com

With a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

If to the Company, to it at:

Aerpio Pharmaceuticals, Inc.

c/o 10663 Loveland-Madeira Road #168

Loveland, Ohio 45140

Attn: Joseph Gardner, Ph.D.

Email: [***]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Danielle M. Lauzon, Andrew H. Goodman

Email: dlauzon@goodwinlaw.com, agoodman@goodwinlaw.com

If to the Holder Representative, to her at:

Cheryl Cohen

[***]

[***]

Email: [***]

A Party may specify a different address or electronic mail address by giving notice in accordance with this Section 6.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 The Company Successors and Assigns; Merger of Rights Agent.

(a) the Company may not assign this Agreement without the prior written consent of the Holder Representative, provided that (a) the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder, with such Assignee substituted for the Company under this Agreement, and (b) the Company may assign this Agreement in its entirety without the consent of any other party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the

“Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by the Company’s successors, acquirers and each Assignee. Each reference to “the Company” in this Agreement shall be deemed to include the Company’s successors, acquirers and all Assignees. Each of the Company’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the Parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.3(b).

7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Company, the Company’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Company, the Company’s successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and the Company, which notice, if given, shall be irrevocable. In such event, such Holder’s CVRs will not be included for determining the Payment Amounts to all other Holders.

7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

7.6 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

7.7 Termination.

(a) This Agreement will expire and be of no force or effect, and will terminate automatically upon the earlier of (a) the twenty (20) year anniversary of Closing, and (b) the time at which the License Agreement has expired or been terminated and no other amounts are reasonably expected to be owed under any other Covered Agreement (which the Company shall notify the Holder Representative of in writing).

(b) The Parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Company to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made upon the payment of the full amount of all CVR Payments to the Rights Agent and the payment of the full amount of all Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable Payment Amount to each Holder at the address reflected in the CVR Register.

(c) The Company shall be permitted, prior to a change of control event, to terminate this Agreement so long as immediately prior to such termination, the Company agrees to pay out Net Proceeds under this Agreement for the remaining CVR Term, at the then existing fair market value of the amounts that remain payable or may be payable under this Agreement. The fair market value shall be mutually determined by the Company and the Holder Representative; provided that, if the Company and the Holder Representative are unable to agree, either Party may, upon request, cause the Company to engage a Valuation Expert to determine such value, using the same methods as described in Section 2.4(d) of this Agreement. It is hereby agreed and understood by the Parties that, so long as the Company pays no less than the amount determined by the Valuation Expert pursuant to Section 2.4(d) of this Agreement or as agreed with the Holder Representative, the Company will be considered to have fully satisfied all of its obligations under the Agreement, and the Company will be entitled to terminate this Agreement following the distribution of such amounts.

(d) Upon termination or expiry of this Agreement pursuant to this Section 7.7, all CVRs issued hereunder shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor.

7.8 Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party.

7.9 Entire Agreement. Notwithstanding the reference to any other agreement hereunder, this Agreement contains the entire understanding of the Parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the Parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

7.10 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Parties arising out of or relating to this Agreement, each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.10; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified.

(g) The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(h) All references herein to “$” are to United States Dollars.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AERPIO PHARMACEUTICALS, INC.

By:	/s/ Joseph Gardner
Name:	Joseph Gardner, Ph.D.
Title:	President
HOLDER REPRESENTATIVE

By:	/s/ Cheryl Cohen
Name:	Cheryl Cohen

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legrigin
Name:	Michael Legrigin
Title:	Senior Vice President